Exhibit 99.2

Gardiner Healthcare Acquisitions Corp. Announces Closing of $75 Million Initial Public Offering

NEW YORK, NEW YORK (PR NEWSWIRE) December 27, 2021 – Gardiner Healthcare Acquisitions Corp. (NASDAQ: GDNRU, the "Company") announced today that it closed its initial public offering of 7,500,000 units at $10.00 per unit. The units are listed on The NASDAQ Global Market ("NASDAQ") and trade under the ticker symbol "GDNRU". Each unit consists of one share of common stock and one warrant, with each warrant entitling the holder thereof to purchase one share of common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the common stock and warrants will be listed on NASDAQ under the symbols "GDNR" and "GDNRW," respectively.

The underwriters have been granted a 45-day option to purchase up to an additional 1,125,000 units offered by the Company to cover over-allotments, if any.

Chardan acted as the sole book-running manager in the offering. B. Riley Securities, Inc. acted as qualified independent underwriter in the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on December 21, 2021. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Chardan, 17 State Street, 21st floor, New York, New York 10004. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Gardiner Healthcare Acquisitions Corp.

Gardiner Healthcare Acquisitions Corp. is a Delaware corporation incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. While we may pursue an acquisition opportunity in any business, industry, sector or geographical location, we intend to focus on industries that complement our management team’s background, and to capitalize on the ability of our management team to identify and acquire a business, focusing on the healthcare or healthcare related industries. In particular, we may target North American or European companies in the life sciences and medical technology sectors, with a specific focus on small and large molecule therapeutics.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company's initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Marc F. Pelletier

Gardiner Healthcare Acquisitions Corp.

IR@gardinerhealthcare.com

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